Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alloy, Inc.

151 West 26th Street

New York, NY 10001

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated May 1, 2006, relating to the consolidated financial statements, the effectiveness of Alloy, Inc.’s internal control over financial reporting, and schedule of Alloy, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Siedman, LLP

BDO Seidman, LLP

New York, New York

May 30, 2006